Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation subsidiary Rhode Island Energy gains regulatory approval for $290 million to strengthen network safety, reliability and resilience

ALLENTOWN, Pa., March 30, 2023 -- PPL Corporation (NYSE: PPL) today announced that the Rhode Island Public Utilities Commission (RIPUC) has approved $290 million to improve Rhode Island’s electric and gas networks in connection with the latest Infrastructure, Safety, and Reliability (ISR) plans proposed by PPL subsidiary Rhode Island Energy (RIE).
The ISR plans are submitted annually and outline proposed capital investments to strengthen the state’s electric and gas infrastructure. In addition, the electric ISR plan includes related operating costs for vegetation management, system inspection and other work related to maintaining the safety and reliability of the electric distribution system. The approved plans address proposed spending from April 1, 2023, to March 31, 2024.
“These approvals are vital to strengthening the safety, reliability and resilience of our energy networks, and we look forward to advancing this work on behalf of the communities we serve,” said Vince Sorgi, PPL President and Chief Executive Officer. “While we believe certain excluded projects are the right projects to better serve our customers, we appreciate the Commission’s desire to complete a review of our Grid Modernization and Advanced Meter Functionality filings, as well as its Future of Gas stakeholder proceeding, before approving additional funding in those areas. We look forward to continuing to engage with the Commission, the Rhode Island Division of Public Utilities and Carriers and other stakeholders on these matters.”
In its decision, the RIPUC approved approximately $127 million out of $181 million proposed in RIE’s Electric ISR plan. The RIPUC also approved approximately $163 million out of $171 million proposed in RIE’s Gas ISR plan to continue to maintain a safe and reliable gas delivery system. This includes the replacement of 60 miles of leak-prone pipe. Proposed investments not approved by the RIPUC through the ISR plans and associated cost recovery may be considered in future proceedings.
PPL said the approved ISR plans do not change its overall business outlook. The company today reaffirmed its 2023 earnings forecast range of $1.50 to $1.65 per share, with a midpoint of $1.58 per share, as well as its projected annual earnings per share growth of 6% to 8% through at least 2026.
PPL Corporation (NYSE: PPL), based in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to 3.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

Cautionary Statement on Forward-Looking Statements

Statements contained in this news release, including statements with respect to PPL’s capital plan, forecast and growth targets, as well as the impact of the RIPUC’s approval on PPL, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: asset or business acquisitions and dispositions; the novel coronavirus pandemic or other pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL and its subsidiaries; the outcome of litigation against PPL and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL’s Form 10-K and other reports on file with the Securities and Exchange Commission.

# # #

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news about PPL Corporation.